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                                                                     EXHIBIT 5.1

                            MAHONEY ADAMS & CRISER, P.A.
                  3400 BARNETT CENTER - 50 NORTH LAURA STREET
                              POST OFFICE BOX 4099
                          JACKSONVILLE, FLORIDA 32201
                   (904) 354-1100 - TELECOPIER (904) 798-2698

                                February 7, 1997

Oxford Resources Corp.
270 South Service Road
Melville, New York 11747

    RE: AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 14, 1997 AMONG BARNETT BANKS, INC., MERGER SUB AND OXFORD RESOURCES CORP.

Gentlemen:

    We have acted as local counsel to Barnett Banks, Inc. ("Barnett"), in connection with the merger of a wholly-owned subsidiary of Barnett ("Merger Sub") with and into Oxford Resources Corp. ("Oxford") pursuant to that certain Agreement and Plan of Merger by and among Barnett, Merger Sub and Oxford dated as of January 14, 1997 (the "Merger Agreement"). This opinion is delivered to you pursuant to Section 7.3(f) of the Merger Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement.

    In connection with rendering this opinion, we have examined the Merger Agreement, together with all disclosure schedules thereto. In addition, we have examined such other statements, reports and certificates of Barnett, certificates of public officials and other documents and instruments pertaining to Barnett, and have considered such questions of law, as we have deemed necessary and appropriate to render the opinions hereinafter expressed.

    In our examination of the foregoing, we have assumed the genuineness of all signatures (other than signatures of officers or directors of Barnett), the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the authenticity of all such latter documents. We have assumed the authenticity and accuracy of all corporate records and documents and of certifications (of public officials, governmental agencies and departments).

    We have not, except as specifically identified herein, been retained or engaged to perform, nor have we performed, any independent review or investigation of any statutes, ordinances, laws, regulations, agreements, contracts, instruments, corporate records, orders, writs, judgments, rules or decrees to which Barnett may be a party or to which Barnett may be subject, or by which Barnett may be bound, nor have we been retained or engaged to perform, or performed, any independent review or investigation as to the existence of any actions, suits, proceedings, orders, investigations or claims before or by any court, arbitrator, or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to Barnett or in which Barnett is a party except as discussed herein. This opinion is given, and all statements herein "to our knowledge" or concerning matters of which we are aware are made, in the context of the foregoing.

    We are admitted to the practice of law in the State of Florida and, except as set forth below, nothing contained herein shall be construed to be an opinion as to the effect of the laws of any jurisdiction other than the State of Florida as in effect on the date hereof. Insofar as the opinions expressed in this letter are dependent upon matters of fact, we have relied on certificates of responsible officers of Barnett and
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certificates or other written statements of officials of jurisdictions having custody of documents respecting the corporate existence or good standing of Barnett and its subsidiaries.

    Based upon, and subject to the foregoing, it is our opinion that:

    1. Barnett has been duly incorporated and its subsisting as a corporation in good standing under the laws of the State of Florida.

    2. The execution and delivery of the Merger Agreement by Barnett and the consummation by Barnett of the transactions provided for therein have been duly authorized by all requisite corporate action on the part of Barnett. The Merger Agreement has been executed and delivered by Barnett and is a valid and binding obligation of Barnett, enforceable against Barnett in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    3. The execution, delivery and performance by Barnett of the Merger Agreement will not violate the Articles of Incorporation, as amended, or Bylaws, as amended, of Barnett.

    4. Assuming that not more than 14,285,000 shares of the Barnett common stock, $2.00 par value, are to be issued in connection with the Merger (the "Shares"), such Shares have been duly and validly authorized for issuance and, when issued as contemplated by the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

    5. To the best of our knowledge, without our having made any special investigation concerning any law, or concerning the applicability of any law based on any facts known to us, other than the laws specifically referred to in this opinion, no consent or approval of, or other action by or filing with, any court or administrative or governmental body which has not been obtained, taken or made is required under the laws of the State of Florida, or any court order or judgment specifically applicable to Barnett and Merger Sub and actually known to us, for Barnett and Merger Sub to execute and deliver the Merger Agreement and to consummate the transactions provided for therein. We express no opinion, however, as to any such consent, approval, action or filing (i) which may be required as a result of your involvement in the transactions contemplated by the Merger Agreement because of your legal or regulatory status or because of any other facts specifically pertaining to you, (ii) the absence of which does not have any Material Adverse Effect on you or does not deprive you of any material benefit under the Merger Agreement, or (iii) which can be readily obtained without significant delay or expense to you, without loss to you of any material benefit under the Merger Agreement or without adverse effect on you during the period such consent, approval, action or filing was not obtained or effected. The foregoing opinion relates only to consents, approvals, actions, and filings required under (x) laws which are specifically referred to in this opinion, and
(y) laws which, in our experience, are normally applicable to transactions of the type provided for in the Merger Agreement.

    We hereby consent to the use of our name in the Registration Statement of Barnett on Form S-4 filed with the Securities and Exchange Commission with respect to the Shares as counsel for Barnett who will pass upon the legality of the Shares and as having prepared this opinion and to the use of this opinion as an exhibit to such Registration Statement. We also consent to the use of our name as counsel for Barnett and to the references to this firm in the Proxy Statement-Prospectus which constitutes part of the Registration Statement.

    In giving this consent, we do not thereby admit that we came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          MAHONEY, ADAMS & CRISER, P.A.